Exhibit 99.1

ADHEREX REPORTS FEEDBACK FROM THE FDA FROM END OF PHASE 2 MEETING

Research Triangle Park, NC, May 23, 2013 - Adherex Technologies Inc. (TSX:AHX, OTCQB: ADHXF), today announced that it has received feedback from the FDA at an End-of-Phase 2 meeting held yesterday. During the FDA meeting, Adherex reviewed the opportunity that eniluracil offers to Metastatic Breast Cancer (MBC) patients who had rapid disease progression on capecitabine. Adherex proposed a small pivotal single arm clinical study addressing the special ability of eniluracil/5-FU/leucovorin to meet the medical needs of these patients. However, the agency strongly recommended that Adherex consider other larger clinical trial design alternatives for the future development of eniluracil in MBC. In light of the Company's limited resources, Adherex is taking the Agency's recommendations into consideration as it reviews the feasibility of these and other clinical options.

The Children Oncology Group Phase 3 trial evaluating Sodium Thiosulfate (STS) as an otoprotectant after cisplatin exposure, completed enrollment of 135 children in 2012. Results from the Phase 3 trial conducted by Children Oncology Group are expected during the second or third quarter of 2013.

Forward Looking Information

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to the timing and nature of results from the Company’s STS Phase III trial, varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2013. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144